Exhibit 19.1

Effective Date: June 14, 2024

SILO PHARMA, INC.

AMENDED AND RESTATED

INSIDER TRADING COMPLIANCE PROGRAM

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, the Board of Directors (the “Board”) of Silo Pharma, Inc. (the “Company”) has adopted the policies and procedures described in this Memorandum.

I. Adoption of Insider Trading Policy.

The Board has adopted the Insider Trading Policy attached as Exhibit A (the “Policy”), which prohibits trading based on material, non-public information regarding the Company (“Inside Information”). The Policy covers officers, directors and all other employees (including temporary employees) of, or consultants to, the Company or its subsidiaries, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information. The Policy (and/or a summary thereof) is to be delivered to all new directors, officers, employees (including temporary employees) and consultants on the commencement of their relationships with the Company, and is to be circulated to all employees at least annually.

II. Designation of Certain Persons.

A. The Board has determined that those persons listed on Exhibit B are the directors and officers of the Company who are subject to the reporting and penalty provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (“Section 16 Individuals”). Exhibit B may be amended by the Board from time to time.

B. The Board has determined that those persons listed on Exhibit C, together with the Section 16 Individuals listed on Exhibit B, are subject to the pre-clearance requirement described in Section IV.A. below, in that the Board believes such persons have, or are likely to have, access to Inside Information on a more frequent basis than other employees. Exhibit C may be amended by the Board from time to time. In addition, the Company’s Insider Trading Compliance Officer (as described below) may from time to time designate other individuals as subject to the pre-clearance requirement described in Section IV.A. below.

III. Appointment of Insider Trading Compliance Officer.

The Board has appointed the Chief Executive Officer of the Company (or his or her successor in office), or such other person reporting to the Chief Executive Officer as the Chief Executive Officer shall designate and oversee, as the Company’s Insider Trading Compliance Officer; provided, however, that for any transactions for the Chief Executive Officer requiring pre-clearance pursuant to Sections IV.A. and IV. C. below, the Company’s Chief Financial Officer (or in the event the Company’s Chief Financial Officer is unavailable, a member of the Company’s board of directors) shall serve as the Company’s Insider Trading Compliance Officer.

IV. Duties of Insider Trading Compliance Officer.

The duties of the Insider Trading Compliance Officer shall include, but not be limited to, the following:

A. Pre-clearance of all transactions (other than Exempt Transactions) involving the Company’s securities by those individuals listed on Exhibits B and C, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

B. Designation of additional individuals subject to pre-clearance of transactions involving the Company’s securities.

C. Review and pre-clearance of Rule 10b5-1 trading plans.

D. Assistance in the preparation of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.

E. Mailing of monthly reminders to all Section 16 Individuals regarding their obligations to report.

F. Performance of cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

G. Circulation of the Policy (and/or a summary thereof) to all employees, including Section 16 Individuals, on an annual basis, and provision of the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information.

Exhibit A

SILO PHARMA, INC.

INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) provides guidelines to officers, directors, employees (including temporary employees) and other related individuals of Silo Pharma, Inc. (the “Company”) with respect to transactions in the Company’s securities.

The Reasons for an Insider Trading Policy

The Federal securities laws prohibit the purchase or sale of securities by persons who are aware of Material Nonpublic Information (as defined below) about a company, as well as the disclosure of Material Nonpublic Information about a company to others who then trade in the company’s securities. These transactions are commonly known as “insider trading.”

Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”), and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on individuals who trade, or who tip inside information to others who trade, the Federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company’s Board of Directors (the “Board”) has adopted this Policy both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. For purposes of this policy, the term “Company” includes Silo Pharma, Inc. and its subsidiaries.

This Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. This Policy applies to the following persons:

1.	All officers of the Company;

2.	All members of the Board;

3.	All employees (including temporary employees) of, and consultants and contractors to, the Company who receive or have access to Material Nonpublic Information regarding the Company;

4.	Family members and other individuals who reside with any of the persons listed in 1-3 above; and

5.	Family members and other individuals who do not reside with any of the persons listed in 1-3 above but whose transactions in Company securities are directed by such persons or are subject to such persons’ influence or control.

The persons listed above are sometimes referred to in this Policy as “Insiders”. This Policy also applies to any person who receives Material Nonpublic Information from any Insider. Persons listed in 1-3 above are responsible for the transactions of persons listed in 4-5 above and should make them aware of the need to confer with you before they trade in Company securities. As used in this Policy, “you” means anyone subject to this Policy.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider subject to this Policy for so long as the information is not publicly known (even if that person ceases being a director, officer, employee, consultant or contractor while in the possession of Material Nonpublic Information). Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

General Statement of Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

1. Trading on Material Nonpublic Information. No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities (including any offer to purchase or offer to sell), other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of trading on the second (2nd) Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

2. Disclosure of Information to Others. The Company is required under Regulation FD of the Federal securities laws to avoid the selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing material information in a manner designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members, friends and acquaintances, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

Please refer to the Company’s Corporate Communications Policy for more information on the Company’s procedures for the dissemination of information to the public.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability and/or Disciplinary Action

1. Liability for Insider Trading. Insiders who engage in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company may be subject to the following penalties:

●	A civil penalty of up to three (3) times the profit gained or loss avoided;

●	A criminal fine of up to $5,000,000; and

●	A jail term of up to twenty (20) years.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading.

3. Company Liability. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

●	A civil penalty of up to $1,000,000 or, if greater, three (3) times the profit gained or loss avoided as a result of the employee’s violation; and

●	A criminal penalty of up to $5,000,000 for individuals and up to $25,000,000 for the Company.

4. Disciplinary Action by the Company. Employees of the Company who fail to comply with this Policy shall also be subject to disciplinary action by the Company, including ineligibility for future participation in the Company’s equity incentive plans or termination of employment for cause, whether or not the employee’s failure to comply results in a violation of law.

Trading Restrictions

1. Prohibition on Trading During Blackout Periods. To ensure compliance with this Policy and applicable Federal and state securities laws, the Company has adopted a policy that prohibits persons listed on Exhibit B or C from buying or selling the Company’s securities during the following “blackout” periods (unless they have established a pre-approved Rule 10b5-1 trading plan or other Exempt Transactions defined below under “Certain Exceptions”):

●	Regular Quarterly Blackout Periods. Each quarterly blackout period begins on the 20th day of the last month of the fiscal quarter and continues until the close of trading on the second (2nd) Trading Day after the public release of quarterly results.

●	Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few individuals inside the Company. If you are one of those individuals, or if it would appear to an outsider that you were likely to have had access to information about the event, then you will not be allowed to trade in the Company’s securities so long as the event remains material and nonpublic, even if there is not currently a regular quarterly blackout period. Event-specific blackout periods will be determined by the Insider Trading Compliance Officer in consultation with the Audit Committee of the Board.

The Insider Trading Compliance Officer may issue a “stop trading” order, despite the absence of a blackout period, should circumstances warrant. Any stop trading order will remain effective until revoked by the Insider Trading Compliance Officer.

It should be noted that trading on dates that are outside of a blackout period will not relieve any one from liability if in possession of Material Nonpublic Information concerning the Company. Although the Company may from time to time recommend the suspension of trading by directors, officers, employees and others because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities outside of a blackout period should not be considered a “safe harbor”, and all directors, officers and other Insiders should use good judgment at all times.

Insiders should bear in mind that anyone scrutinizing their transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, Insiders should carefully consider how enforcement authorities and others might view the transaction in hindsight.

2. Pre-clearance of Trades. No person listed on Exhibit B or C may purchase, sell, or otherwise engage in any transaction in securities of the Company (including an equity incentive plan transaction such as a stock option exerise) without obtaining prior clearance of the transaction by the Insider Trading Compliance Officer. A request for pre-clearance should be submitted at least two (2) days in advance of the proposed transaction. The Insider Trading Compliance Officer will then determine whether the transaction may proceed and, if the approved transaction involves a director or officer, will also direct the appropriate personnel at the Company to assist such director or executive officer in complying with the reporting requirements under Section 16 of the Exchange Act. Pre-cleared transactions not completed within five (5) business days require a new pre-clearance under the provisions of this paragraph. The Insider Trading Compliance Officer may, in his or her discretion, shorten such time period. The Insider Trading Compliance Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. The Insider Trading Compliance Officer will have no liability for any refusal to permit a trade or for any delay in making or communicating a decision.

The Insider Trading Compliance Officer may, from time to time, require compliance with the pre-clearance process by certain employees, consultants and contractors other than and in addition to those persons listed on Exhibit B and C.

An Insider requesting pre-clearance of a transaction in the Company’s securities during an event-specific blackout will be informed of the existence of a blackout period, but may not be advised of the reason for the blackout (other than Insiders who are directors of the Company, who shall have the right to know the reason for the blackout). If you are made aware of the existence of an event-specific blackout, you should not disclose the existence of the blackout to any other person. Whether or not you are designated as being subject to an event-specific blackout, you still have the obligation not to trade while aware of Material Nonpublic Information.

3. Rule 10b5-1 Trading Plans. The SEC has adopted a rule that permits insiders to trade in certain circumstances where it is clear that inside information was not a factor in the decision to trade. Rule 10b5-1 provides that an individual who buys or sells securities while aware of Material Nonpublic Information does not violate Rule 10b-5 if the buying or selling is in conformity with a binding contract, instruction or written plan (a “Trading Plan”) that was put into place at a time when the individual was not aware of Material Nonpublic Information. Establishing such a pre-arranged trading plan provides an opportunity for an Insider to limit his or her potential insider trading liability. When trading arrangements are prearranged, it becomes clearer to the investing public (and potential plaintiffs) that the Insider’s purchases and sales are not being prompted by his or her knowledge of current developments within the Company, or such person’s feelings about the Company’s prospects.

The Company permits its directors and officers to set up Trading Plans. However, great care must be exercised in relying on Rule 10b5-1, for the following reasons:

●	In order to meet the requirements of Rule 10b5-1, binding contracts, instructions and written plans must: (i) lock in the amount, price and dates of future trades; (ii) provide a formula or algorithm for determining future trades; or (iii) delegate discretion for determining amount, price and dates to a third party precisely as provided under the rule.

●	The ability to modify provisions once locked in is limited, and modification or termination of arrangements can be risky.

●	Although Rule 10b5-1 may help directors and officers avoid liability under Rule 10b-5, it does not eliminate other relevant securities law requirements and prohibitions. Therefore, buying and selling in reliance on Rule 10b5-1 must also be designed to comply with the reporting and short-swing profit rules under Section 16 of the Exchange Act, the limitations on insider selling imposed by Rule 144 under the Securities Act, the prohibition on trading during administrative blackouts under 401(k) or other retirement plans, and, in some cases, certain other securities law requirements.

●	The liability avoidance provisions of Rule 10b5-1 are affirmative defenses. If the government can prove that an individual was aware of Material Nonpublic Information at the time of a purchase or sale, the burden of proving that trading was pursuant to an adequate contract, instruction or written plan will be on the individual. Compliance must be well documented and capable of proof in court.

4. Procedures for Establishing Rule 10b5-1 Trading Plans. If an officer or director wishes to establish a Trading Plan under this Policy (or to modify or terminate a previously adopted Trading Plan), he or she must first obtain written clearance from the Insider Trading Compliance Officer. The Insider Trading Compliance Officer reserves the right to clear or not clear any proposed Trading Plan (or modification or termination of any existing Trading Plan) in his or her, or the Company’s, sole and absolute discretion and to require the termination or suspension of a Trading Plan at any time.

The Company’s clearance of a Trading Plan does not in any way constitute the rendering of financial, tax or legal advice to the person establishing a Trading Plan. Moreover, the Company’s clearance of a Trading Plan does not constitute a representation or warranty that the Trading Plan is valid under Rule 10b5-1. It is the responsibility of the person who adopts a Trading Plan to ensure compliance with Rule 10b5-1.

A proposed Trading Plan (or modification or termination of any existing Trading Plan) shall comply with and/or include the following elements, as well as such additional terms and conditions as the Company may require:

●	The Trading Plan must be in writing.

●	The Trading Plan must: (1) specify the amount of securities to be purchased or sold (i.e., a set number of shares or a set dollar amount) and the prices and dates on which the securities are to be purchased or sold; (2) include a written formula or algorithm for determining the amount of securities to be purchased or sold and the prices and dates of their purchase or sale; or (3) not permit the person adopting the Trading Plan to exercise any subsequent influence over how, when, or whether to make purchases or sales (other than modifications or terminations in compliance with Rule 10b5-1 and this Policy).

For the purposes of a Trading Plan, the following definitions apply:

●	“amount” means a specified number of shares of the Company’s common stock or a specified dollar value of securities.

●	“price” means a market price on a particular date or a limit price, or a particular dollar price.

●	“date” means the day of the year when the order is to be executed, or as soon thereafter as is practical under ordinary principles of best execution. In case of a limit order, “date,” means the day of the year when the order is in effect.

●	The Trading Plan must include or be accompanied by a written representation from the insider stating that the insider is not aware of any material non-public information at the time that the Trading Plan is established and that the insider intends for the Rule 10b-51 Trading Plan to comply with the requirements of Rule 10b5-1.

●	The Company will assess whether there is material information that has not been publicly disclosed at the time that a person wishes to enter into a Trading Plan (or to modify or terminate a previously adopted Trading Plan) or whether it is otherwise in the best interest of the Company for a person to enter into a Trading Plan at the proposed time or on the proposed terms. If there is any such undisclosed information or other determination, the Company may delay its approval of the Trading Plan until the information has been disclosed or until such time as is determined to be in the Company’s best interest.

●	No person may enter or amend a Trading Plan during a blackout period in which the person is not permitted to purchase or sell pursuant to this Policy or when a person is aware of any Material Non-public Information about the Company or its securities.

●	The Trading Plan must provide that the first trade shall not occur until the later of (1) if applicable, the expiration of any special blackout period in which the person is not permitted to purchase or sell pursuant to this Policy or otherwise (including any applicable lock-up or similar agreement with the underwriter(s) or placement agent(s) of any securities offering by the Company) or (2) fourteen (14) days after the date of adoption.

●	The Company may determine, and shall be entitled, to publicly disclose that a person has entered into a Trading Plan (by press release, web site posting, or other means of disclosure).

●	A Trading Plan must have a minimum term of six (6) months.

●	Modifications to a Trading Plan may not take effect until the later of (1) if applicable, the expiration of any event-specific blackout period in which the person is not permitted to purchase or sell pursuant to this Policy or otherwise (including any applicable lock-up or similar agreement with the underwriter(s) or placement agent(s) of any securities offering by the Company) or (2) fourteen (14) days after the date of modification.

●	Unless otherwise approved by the Insider Trading Compliance Officer, no person may have in effect at any time more than one Trading Plan covering any shares beneficially owned by that person.

●	If a person terminates a Trading Plan, that person may not adopt a new Trading Plan for a period of at least ninety (90) days.

●	A Trading Plan must contain procedures to ensure prompt compliance with (1) any applicable reporting requirements under Section 16 of the Exchange Act, (2) Rule 144 or Rule 145 under the Securities Act relating to any sales under the Trading Plan and (3) any suspension of trading or other trading restrictions that the Company imposes on sales under an approved Trading Plan. Compliance with these rules is ultimately the responsibility of each person, not the Company.

●	Section 16 and Form 144 filings by an insider with the SEC must expressly indicate when transactions are made pursuant to a Trading Plan.

Most sophisticated brokers, investment bankers and advisors have developed standard documentation for Trading Plans. If this type of plan is adopted, we strongly recommend the officer or director work with a brokerage firm that is experienced in these matters. In order to ensure compliance with Rule 10b5-1, please remember that any trading plan or amendment must be submitted to the Insider Trading Compliance Officer for review and approval in advance of entering the plan or amendment.

5. Quantitative Limits for Sales by Directors and Officers. The Insider Trading Compliance Officer shall not pre-clear any Trading Plan that provides for the sale in any calendar month (including by virtue of a carryover from a prior month) of an amount of securities that represents more than 1/12th of 25% of the vested interest in the Company’s common stock held by the person that is adopting the Trading Plan as of the effective date of such Trading Plan. The Insider Trading Compliance Officer shall also use this quantitative guideline when considering pre-clearance of trades in the Company’s securities outside of Trading Plans. This quantitative guideline shall not apply to “sell-to-cover” transactions in which shares of the Company’s common stock underlying vested stock options are sold by a person solely for the purpose of generating proceeds to pay the exercise price for, and taxes associated with, the exercise of such vested stock options, and such vested stock options expire within one year of: (i) the effective date of the Trading Plan; or (ii) the date of a trade outside of a Trading Plan. This Section 5 shall only apply to Trading Plans to be adopted by, or trades in the Company’s securities outside of Trading Plans by, persons subject to Section 16 of the Exchange Act. The Audit Committee of the Board shall have the authority to intrepet and, if it deems necessary, advisable or appropriate, to approve exceptions to, or grant waivers of, this Section 5.

6. Trading Restrictions during “Retirement Plan” Administrative Blackout Periods. Persons listed on Exhibits B or C are prohibited from trading in any Company securities during administrative blackout periods under 401(k) and similar retirement plans (unless such persons have established a pre-approved Trading Plan). Any profits realized from a prohibited transaction are recoverable by the Company, including through a stockholder derivative-type action, without regard to intent. In addition, unlike Section 16 of the Exchange Act, no matching transaction within the blackout period is required in order to impose the disgorgement penalty. The Insider Trading Compliance Officer will advise you whenever an administrative blackout is imposed with respect to the Company’s 401(k) or other retirement plans.

7. Other Prohibited Transactions. The Company considers it improper and inappropriate for any Insider to engage in speculative transactions in the Company’s securities or other transactions which might give the appearance of impropriety. Therefore, this Policy also prohibits the following transactions:

●	Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, Insiders may not engage in short sales of the Company’s securities. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

●	Derivative Securities. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the transacting person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Insiders may not engage in transactions involving puts, calls or other derivative securities based on the Company’s securities, on an exchange or in any other organized market.

●	Hedging or Monetization Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the Company’s other stockholders. Therefore, Insiders may not engage in any hedging or monetization transactions involving Company securities.

●	Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities. Therefore, Insiders may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.

Note: An exception to the prohibition against pledges may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Insider Trading Compliance Officer at least two (2) weeks prior to the execution of the documents evidencing the proposed pledge.

8. Individual Responsibility. Every Insider has the individual responsibility to comply with this Policy. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from this Policy. The securities laws do not recognize such mitigating circumstances. In any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Applicability of Policy to Inside Information

Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that Material Nonpublic Information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on Inside Information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Any information that might reasonably be expected to affect the Company’s stock price, whether positively or negatively, should be considered material.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	Financial results, particularly where such results are inconsistent with the consensus expectations of the investment community;

●	Projections of future earnings or losses, or other financial guidance;

●	A pending or proposed merger, acquisition or tender offer;

●	A pending or proposed acquisition or dispostion of a significant asset;

●	Impending bankruptcy or financial liquidity problems;

●	New equity or debt offerings;

●	Significant actual or threatened litigation;

●	A change in management;

●	A significant license, collaboration or other agreement, including the existence or status of negotiation;

●	Gain or loss of a substantial customer or supplier;

●	New product announcements of a significant nature;

●	Significant news about potential products;

●	Significant product defects or modifications;

●	Significant pricing changes;

●	The issuance of a of a significant patent, achievement of milestones or loss of important intellectual property rights of the Company;

●	Stock splits; or

●	Changes in dividend policy.

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

Notwithdstanding anything to the contrary in this Plicy, the Company considers the following transations exempt from this Policy’s trading restrictions (collectively, “Exempt Transations”)

1. Stock Option Exercises for Cash. Except for the pre-clearance procedures applicable to persons listed on Exhibit B or C, this Policy does not apply to the exercise of stock options for cash under the Company’s equity incentive plans (i.e., such stock options may be exercised for cash even while in the possession of Material Nonpublic Information). For the avoidance of doubt, this Policy does apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, as well as to any other sale of stock received upon exercise of stock options.

2. Employee Stock Purchase Plan. This Policy does not apply to the purchase of Company stock under an Employee Stock Purchase Plan resulting from periodic contributions of money to the plan pursuant to elections made at the time of enrollment in the plan. However, the subsequent sale of the stock acquired through any such Employee Stock Purchase Plan is subject to all provisions of this policy.

3. Purchases of Securities from the Company. This Policy does not apply to the purchase of the Company’s securities from the Company.

4. Sales of Securities from the Company. This Policy does not apply to the purchase of the Company’s securities from the Company.

5. Purchase and Sale of Mutual Funds. This Policy does not apply to the purchase and sale of mutual funds, similar professionally managed “commingled pools” or exchange-traded funds that invest in Company’s securities in addition to securities of other companies.

6. Surrender of Shares. This Policy does not apply to the surrender of shares of the Company to satisfy any tax withholding obligation in a manner permitted by the applicable equity award agreement; provided that no shares of the Company are sold in the market in connection therewith.

7. 10b5-1 Trading Plans. This Policy does not apply to transactions executed under a Rule 10b5-1 trading plan

Certifications

All Company officers, directors, employees and consultants will be required to certify in writing their understanding of and intent to comply with this Policy. In addition, Company officers, directors, employees and consultants may be required to certify their compliance with this Policy on an annual basis. The form of Ceritification is set forth on Appendix 1 to this Policy.

Additional Documentation Requirements for Directors and Executive Officers

The following additional documentation requirements are designed to facilitate compliance by the Company’s directors and executive officers with the requirements of Section 16 of the Exchange Act and Rule 144 under the Securities Act. Section 16 of the Exchange Act requires that directors and executive officers report changes in beneficial ownership of Company securities within two (2) business days. Rule 144 under the Securities Act requires directors and executive officers to file Form 144s before making an open market sale of Company securities. Form 144 notifies the SEC of a director’s or executive officer’s intent to sell Company securities. This form is generally prepared and filed by a director’s or executive officer’s broker and is in addition to the Section 16 reports filed on a director’s or executive officer’s behalf by the Company.

The timely reporting of transactions requires tight interface with brokers handling transactions for the Company’s directors and executive officers. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with the Company’s pre-clearance procedures and helping prevent inadvertent violations. The Insider Trading Compliance Officer may require an attestation or other form (prior to pre-cleaning any transactions) under which they agree to file, or have their broker file, Form 144s prior to making an open market sale of the Company’s ssecurities

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Insider Trading Compliance Officer.

Administration and Amendments

This Policy shall be administered by the Insider Trading Compliance Officer under the direction of the Audit Committee of the Board. Except for technical, administrative and other non-substantive changes, this Policy may be amended only by the Board.

Appendix 1

SILO PHARMA, INC.

CERTIFICATION

The undersigned, employee, officer, director or consultant of Silo Pharma, Inc. and its subsidiaries and/or related corporations, hereby certifies that he/she has carefully read and understands and agrees to comply with the Company’s Insider Trading Policy, a copy of which was distributed to the undersigned along with this Certification.

Date: ___________________, 20__

(Signature)

(Print Name)

(Department)

Exhibit B

SILO PHARMA, INC.

OFFICERS AND DIRECTORS SUBJECT TO SECTION 16

1. Directors:

ALL

2. Officers:

ALL

Exhibit C

SILO PHARMA, INC.

OTHER EMPLOYEES SUBJECT TO PRE-CLEARANCE PROCEDURES

Name	Title